Exhibit 99.1

Vince Holding Corp. Reports Preliminary First Quarter 2020 Results

NEW YORK, New York – June 16, 2020 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported preliminary results for the first quarter of fiscal year 2020 ended May 2, 2020. These preliminary results are subject to change following the completion of quarterly financial closing procedures and do not include the non-cash impact of goodwill and intangible asset impairment charges, long-lived asset or other finite-lived intangible asset impairment charges, which are expected to have a material impact on the Company’s reported results. In addition, preliminary results exclude any benefit from the re-measurement of the liability related to the Company’s Tax Receivable Agreement (“TRA”).

Brendan Hoffman, Chief Executive Officer, commented, “The momentum in the Vince brand full-price retail and Ecommerce channels continued into February 2020.  Beginning in March, at the onset of the COVID pandemic and subsequent temporary store closures, we had to respond quickly to the downturn in our business. Through this crisis our teams have demonstrated incredible resiliency, agility and creativity executing under pressure and with limited resources.  Our near term priorities have been shifted towards actions necessary to reduce costs and enhance liquidity through the difficult environment. We also quickly elevated efforts towards Vince’s eCommerce channel to serve and engage with our customers.  We remained active in email, Instagram and social media providing content relevant to the current environment, which contributed to strong growth in traffic and conversions.”

Mr. Hoffman continued, “Despite the near term challenges related to COVID, I am no less excited about the long term opportunities for our business.  The Vince brand has steadily gained market share over the last five years and has a proven track of growth in our direct-to-consumer and wholesale channels. The brand’s distinct aesthetic of effortless luxury and its comfortable casual essentials offering aligns well with the strong trend towards comfort as we move toward a work-from-home lifestyle.  Rebecca Taylor has strong brand equity and its own modern luxury aesthetic where we see white space opportunity in the contemporary fashion landscape. We continue to believe that we can create the success we have achieved at Vince by executing a similar strategic playbook.  We look forward to fully resuming our multiple growth strategies as we emerge from the pandemic.”

Preliminary Highlights for the first quarter ended May 2, 2020:

•	Total Company net sales decreased 47.3% to $39.0 million compared to $74.0 million in the first quarter of fiscal 2019.
o	Vince brand net sales decreased 47.7% to $28.8 million.
▪	Vince brand wholesale segment sales decreased 60.8% to $10.7 million compared to the first quarter of fiscal 2019.
▪	Vince brand direct-to-consumer segment sales decreased 34.9% to $18.1 million compared to the first quarter of fiscal 2019.
o	Rebecca Taylor and Parker (“Acquired Businesses”) net sales decreased 45.8% to $10.2 million.

•

Gross profit was $16.0 million, or 41.0% of net sales, compared to gross profit of $37.9 million, or 51.2% of net sales, in the first quarter of fiscal 2019. The decrease in the gross margin rate was primarily due to year-over-year adjustments to inventory reserves, increased promotional activity and deleveraging of supply chain costs. This was partially offset by lower sales allowances and a channel mix shift at the Vince brand.

•

Selling, general, and administrative expenses, excluding the non-cash impact of goodwill and intangible asset impairment charges, long-lived asset or other finite-lived intangible asset impairment charges, were $37.9 million, or 97.2% of sales, compared to $44.1 million, or 59.6% of sales, in the first quarter of fiscal 2019. The decrease in SG&A dollars was primarily the result of lower payroll and compensation expense, reduced marketing spend and lower costs related to travel, product development and freight.  This was partially offset by an increase in bad debt expense.

•

Loss from operations was $21.9 million compared to loss from operations of $6.2 million in the same period last year, which does not include the non-cash impact of goodwill and intangible asset impairment charges, long-lived asset or other finite-lived intangible asset impairment charges that are expected to be material.

•	The Company ended the quarter with 69 company-operated Vince and Rebecca Taylor stores, a net increase of four stores since the first quarter of fiscal 2019.

	Three Months Ended (Unaudited)
	May 2,	May 4,
(in thousands)	2020	2019*
Net sales	$39,017	$74,017
Gross profit	16,000	37,892
Selling, general and administrative expenses**	37,916	44,123
(Loss) Income from operations**	(21,916)	(6,231)

*	First quarter fiscal 2019 amounts reflect the retrospective combination of the Acquired Businesses

**

For the three months ended May 2, 2020, selling, general, and administrative expenses and loss from operations do not include the non-cash impact of goodwill and intangible asset impairment charges, long-lived asset or other finite-lived intangible asset impairment charges that are expected to be material.

Balance Sheet

Cash and cash equivalents were $26.6 million at the end of the first quarter of fiscal 2020 as compared to $1.0 million for the same period last year. The increase in cash reflects borrowings on the Company’s revolving credit facility as part of its efforts to protect liquidity during the COVID-19 crisis.

Total borrowings under the Company’s debt agreements totaled $88.4 million, reflecting an increase of $25.8 million since the same period last year.

Net inventory at the end of the first quarter of fiscal 2020 was $68.1 million compared to $66.0 million at the end of the first quarter of fiscal 2019.

Outlook

Due to the uncertainty related to the impact of the COVID-19 pandemic, the Company is not providing an outlook for fiscal 2020, as previously announced.

The COVID-19 pandemic remains volatile and continues to evolve on a daily basis, which could negatively affect the outcome of the measures intended to address its impact and/or our current expectations of the Company’s future business performance.

2020 Preliminary First Quarter Earnings Conference Call

A conference call to discuss the preliminary first quarter results will be held today, June 16, 2020, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 2567292. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 49 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at six full-price retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through high-end department and specialty stores in select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. The Parker collection is available at high-end department and specialty stores in select international markets. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; changes in global economics and credit and financial markets; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to integrate the Acquired Businesses with the Company, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com